Certificate of the Secretary of The First Israel Fund, Inc.


		The undersigned, Michael Pignataro, being the Secretary of The First Israel Fund, Inc. (the "Fund"), hereby certifies that the attached resolution was agreed upon and executed at a duly convened meeting of the Board of Directors of the Fund on February 14, 2003.


		IN WITNESS WHEREOF, the Firm caused this certificate to be signed in its name by its Secretary this 25th day of March, 2003.





     ____/s/ Michael Pignataro ___________

	Name:	Michael Pignataro

      Title: 	Chief Financial Officer and Secretary



      WHEREAS, pursuant to Article XIV of the By-laws of the Corporation, the Board of Directors of the Corporation, by an affirmative vote of a majority thereof, has the exclusive right to amend, alter or repeal a By-law, at an annual or special meeting of the Board of Directors.


      NOW, THEREFORE BE IT:


      RESOLVED, that the Board of Directors has determined that it is advisable to amend Article II, Section 1, of the By-laws of the Corporation, so that, as amended, said section shall read in its entirety, as follows:


      Section 1. Annual Meeting. An annual meeting of shareholders of the Corporation for the election of directors and for the transaction of such other business as may properly be brought before the meeting shall be held within 9 months of the Corporation's fiscal year; and

     RESOLVED, that the Board of Directors has determined that it is advisable to amend Article V, Section 1, of the By-laws of the Corporation, so that, as amended, said section shall read in its entirety, as follows:


      Section 1. Number of Qualifications. The officers of the Corporation shall be a President, a Secretary and a Treasurer, each of who shall be elected by the Board of Directors. The
Board of Directors may elect or appoint one or more Vice Presidents and may also appoint such other officers, agents and employees as it may deem necessary or proper. Any two or more offices may be held by the same person, except the offices of President and Vice President, but no officer shall execute, acknowledge or verify any instrument as an officer in more than one capacity. Such officers shall be elected by the Board of Directors each year at its first meeting held after the annual meeting of stockholders, each to hold office until the meeting of the stockholders and until his successor shall have been duly elected and shall have qualified, or until his death, or until he shall have resigned, or have been removed, as hereinafter provided in these By-Laws. The Board may from time to time elect, or delegate to the President the power to appoint, such officers (including one or more Assistant Vice Presidents, one or more Assistant Treasures and one or more Assistant Secretaries) and such agents, as may be necessary or desirable for the business of the Corporation. Such officers and agents shall have such duties and shall hold their offices for such terms as may be prescribed by the Board or by the appointing authority;


      RESOLVED, that the total number of directors of the Board of the Corporation be fixed at 5 Directors;


      FURTHER RESOLVED, that the 2003 annual meeting of shareholders of the Corporation shall be held on April 24, 2003 at 2pm.